SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

EMPIRE RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

EMPIRE RESORTS, INC.

C/O MONTICELLO CASINO AND RACEWAY

204 STATE ROUTE 17B, P.O. BOX 5013

MONTICELLO, NEW YORK 12701

DATE FIRST MAILED TO STOCKHOLDERS: ON OR ABOUT FEBRUARY 13, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

To the Stockholders of Empire Resorts, Inc.:

On November 6, 2018, Empire Resorts, Inc. (“Empire,” and, together with its subsidiaries, the “Company, “us,” “our” or “we”) entered into a letter agreement (as amended and restated on November 9, 2018, the “KH 2018 Preferred Stock Commitment Letter”) with Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, pursuant to which Kien Huat committed to provide additional equity financing in support of the general corporate and working capital requirements of the Company and its subsidiaries.

Pursuant to the KH 2018 Preferred Stock Commitment Letter, Kien Huat agreed to purchase up to $126 million (the “Commitment Amount”) of Series F Preferred Stock, $0.01 par value per share (the “Series F Preferred Stock”) of the Company on the terms set forth in the KH 2018 Preferred Stock Commitment Letter and in accordance with the terms of the Certificate of Designations, Preferences and Rights of the Series F Preferred Stock, which the Company filed with the Secretary of State of the State of Delaware on November 5, 2018 and amended and restated on November 9, 2018 (as amended and restated, the “Series F Certificate of Designation”). Kien Huat committed to purchase up to the Commitment Amount of the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018, (ii) up to $20 million no earlier than February 15, 2019, (iii) up to $20 million no earlier than May 15, 2019, (iv) up to $15 million no earlier than August 15, 2019, (v) up to $37 million no earlier than November 15, 2019 and (vi) up to $22 million no earlier than March 15, 2020. The Company agreed to use its reasonable efforts to secure third-party financing in an amount equal to the Commitment Amount, and the Commitment Amount will be reduced by the amount of any third-party financing raised by the Company. However, any equity financing raised by the Company from any person entering into a commercial agreement relating to online gaming and sports betting at Resorts World Catskills in an amount up to $29 million will not reduce the Commitment Amount.

On November 14, 2018, an affiliate of bet365 Group Limited (“bet365”) entered into a common stock purchase agreement (the “bet365 Common Stock Purchase Agreement”) to purchase up to $50 million in shares of common stock of the Company in connection with the Company’s collaboration with another bet365 affiliate to develop a physical and online sportsbook and digital gaming services at Resorts Word Catskills. $33.715 million (the “bet365 proceeds”) of the $50 million was purchased on November 14, 2018, with the balance to acquire at a future date, subject to certain conditions. In accordance with the KH 2018 Preferred Stock Commitment Letter, the Commitment Amount was reduced by the amount of bet365 proceeds exceeding $29 million, from $126 million to $121.28 million. Any future sales to bet365 pursuant to the bet365 Common Stock Purchase Agreement would further reduce the Commitment Amount by such additional amount.

Kien Huat is entitled to a funding fee in the amount of 1% of the portion of the Commitment Amount funded by Kien Huat at the time of any such funding. Unless earlier terminated by mutual agreement, the KH 2018 Preferred Stock Commitment Letter will terminate upon the earlier of (a) the Company’s receipt of third-party financing in the Commitment Amount or (b) April 15, 2020.

On November 13, 2018, in accordance with the KH 2018 Preferred Stock Commitment Letter, the Company and Kien Huat entered into a subscription agreement (the “KH Subscription Agreement”) pursuant to which Kien Huat purchased 120 shares of the Company’s Series F Preferred Stock, for an aggregate purchase price of $12 million and net proceeds to the Company (after deducting a $120,000 funding fee due to Kien Huat) of $11.88 million.

Pursuant to the Series F Certificate of Designation, the Series F Preferred Stock is convertible into shares of the Company’s common stock, par value $.0.01 per share (the “Common Stock” and the shares of Common Stock into which the Series F Preferred Stock is convertible, the “Conversion Shares”) at any time and from time to time (and in certain cases, automatically) prior to December 31, 2038 (the “Maturity Date”), and is automatically convertible on the Maturity Date. Subject to the voting limitation prior to effectiveness of Stockholder Approval described below, the Series F Preferred Stock is entitled to vote on all matters submitted to the vote of the holders of Common Stock, with each share of Series F Preferred Stock having a number of votes equal to the number of shares of Common Stock into which such share is convertible at any given time.

The transactions contemplated by the KH 2018 Preferred Stock Commitment Letter and the KH Subscription Agreement, including the issuance of the Series F Preferred Stock and the Conversion Shares, were approved by the Board of Directors and the Audit Committee of the Company.

The Company’s entry into the KH 2018 Preferred Stock Commitment Letter and the KH Subscription Agreement did not require approval of our stockholders. However, pursuant to the Series F Certificate of Designation, (i) the Company may not issue Conversion Shares equal to 20% or more of the Common Stock or voting power of the Company issued and outstanding prior to a conversion of the Series F Preferred Stock (the “Conversion Limitation”), and (ii) the total number of votes represented by the Series F Preferred Stock on an as-converted basis is capped at an amount not to exceed, at any time, 20% or more of the voting power outstanding at such time (the “Voting Limitation” and together with the Conversion Limitation, the “Series F Caps”). Such Series F Caps must remain in place until the Company obtains approval for their removal by a majority of the voting power of the Company’s issued and outstanding voting stock in accordance with the applicable listing rules (the “Nasdaq Rules”) of The Nasdaq Stock Market LLC (the “Stockholder Approval”), and such approval becomes effective in accordance with Rule 14c-2 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Series F Caps were added to the Series F Certificate of Designation in order to comply with Rule 5635(d) of the Nasdaq Rules.

This Notice and the accompanying Information Statement are being furnished to the stockholders of the Company to advise our stockholders that the holders of a majority of voting power of the issued and outstanding shares of the Company’s Common Stock, Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and Series F Preferred Stock (the Series F Preferred Stock, together with the Series B Preferred Stock and the Common Stock, the “Voting Stock”) have acted by written consent to approve the removal of the Series F Caps on February 1, 2019.

Please review the Information Statement included with this Notice for a more complete description of these matters.

Pursuant to Section 228(e) of the General Corporation Law of the State of Delaware, the close of business on February 1, 2019, the date that the holders of a majority of the voting power of the Voting Stock delivered to the Company written consent approving the removal of the Series F Caps, is the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Exchange Act, the actions taken by the holders of a majority of the voting power of the Voting Stock will not become effective until 20 calendar days after the mailing of the Information Statement to the Company’s stockholders, or March 5, 2019. This Notice and accompanying Information Statement are first being mailed to stockholders on or about February 13, 2019.

IMPORTANT NOTICE: THIS NOTICE AND THE COMPANY’S INFORMATION STATEMENT CAN BE ACCESSED DIRECTLY AT THE FOLLOWING INTERNET ADDRESS: http://www.cstproxy.com/empireresorts/is2019.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Voting Stock, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and we are not, by sending such Information Statement, asking any of our security holders to vote or take any other action. This Notice and the accompanying Information Statement also serves as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By the Order of the Board of Directors,

/s/ Emanuel R. Pearlman
Name: Emanuel R. Pearlman
Title: Executive Chairman of the Board

Monticello, New York

February 11, 2019

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

INFORMATION STATEMENT

WE ARE NOT ASKING FOR YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

General

On November 6, 2018, Empire Resorts, Inc. (“Empire,” and, together with its subsidiaries, the “Company, “us,” “our” or “we”) entered into a letter agreement (the “Original KH 2018 Preferred Stock Commitment Letter” and as amended and restated on November 9, 2018, the “KH 2018 Preferred Stock Commitment Letter”) with Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, pursuant to which Kien Huat committed to provide additional equity financing in support of the general corporate and working capital requirements of the Company and its subsidiaries.

Pursuant to the KH 2018 Preferred Stock Commitment Letter, Kien Huat agreed to purchase up to $126 million (the “Commitment Amount”) of Series F Preferred Stock, $0.01 par value per share (the “Series F Preferred Stock”) of the Company on the terms set forth in the KH 2018 Preferred Stock Commitment Letter and in accordance with the terms of the Certificate of Designations, Preferences and Rights of the Series F Preferred Stock, which the Company filed with the Secretary of State of the State of Delaware on November 5, 2018 (the “Original Series F Certificate of Designation”) and amended and restated on November 9, 2018 (as amended and restated, the “Series F Certificate of Designation”). Kien Huat committed to purchase up to the Commitment Amount of the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018, (ii) up to $20 million no earlier than February 15, 2019, (iii) up to $20 million no earlier than May 15, 2019, (iv) up to $15 million no earlier than August 15, 2019, (v) up to $37 million no earlier than November 15, 2019 and (vi) up to $22 million no earlier than March 15, 2020. The Company agreed to use its reasonable efforts to secure third-party financing in an amount equal to the Commitment Amount, and the Commitment Amount will be reduced by the amount of any third-party financing raised by the Company. However, any equity financing raised by the Company from any person entering into a commercial agreement relating to online gaming and sports betting at Resorts World Catskills in an amount up to $29 million will not reduce the Commitment Amount.

On November 14, 2018, an affiliate of bet365 Group Limited (“bet365”) entered into a common stock purchase agreement (the “bet365 Common Stock Purchase Agreement”) to purchase up to $50 million in shares of common stock of the Company in connection with the Company’s collaboration with another bet365 affiliate to develop a physical and online sportsbook and digital gaming services at Resorts Word Catskills. Approximately $33.7 million (the “bet365 proceeds”) of the $50 million was purchased on November 14, 2018, with the balance to acquire at a future date, subject to certain conditions. In accordance with the KH 2018 Preferred Stock Commitment Letter, the Commitment Amount was reduced by the amount of bet365 proceeds exceeding $29 million, from $126 million to $121.3 million. Any future sales to bet365 pursuant to the bet365 Common Stock Purchase Agreement would further reduce the Commitment Amount by such additional amount.

Kien Huat is entitled to a funding fee in the amount of 1% of the portion of the Commitment Amount funded by Kien Huat at the time of any such funding. Unless earlier terminated by mutual agreement, the KH 2018 Preferred Stock Commitment Letter will terminate upon the earlier of (a) the Company’s receipt of third-party financing in the Commitment Amount or (b) April 15, 2020.

On November 13, 2018, in accordance with the KH 2018 Preferred Stock Commitment Letter, the Company and Kien Huat entered into a subscription agreement (the “KH Subscription Agreement”) pursuant to which Kien Huat purchased 120 shares of the Company’s Series F Convertible Preferred Stock, $0.01 per share (the “Series F Preferred Stock”), for an aggregate purchase price of $12 million and net proceeds to the Company (after deducting a $120,000 funding fee due to Kien Huat) of $11.9 million.

Pursuant to the Series F Certificate of Designation, the Series F Preferred Stock is convertible into shares of the Company’s common stock, par value $.0.01 per share (the “Common Stock” and the shares of Common Stock into which the Series F Preferred Stock is convertible, the “Conversion Shares”) at any time and from time to time (and in certain cases, automatically) prior to December 31, 2038 (the “Maturity Date”), and is automatically convertible on the Maturity Date. Subject to the voting limitation prior to effectiveness of Stockholder Approval described below, the Series F Preferred Stock is entitled to vote on all matters submitted to the vote of the holders of Common Stock, with each share of Series F Preferred Stock having a number of votes equal to the number of shares of Common Stock into which such share is convertible at any given time.

On November 5, 2018, the Audit Committee and the Board of Directors approved the Original KH 2018 Preferred Stock Commitment Letter and the transactions contemplated thereto, along with the filing of the Original Series F Certificate of Designation with the Secretary of State of Delaware. On November 9, 2018, for purposes of complying with Rule 5635(d) of the listing rules (the “Nasdaq Rules”) of The Nasdaq Stock Market LLC (“Nasdaq”), the Audit Committee and the Board of Directors approved the amendment and restatement of each of the Original KH 2018 Preferred Stock Commitment Letter and the Original Series F Certificate of Designation to add references to the Conversion Limitation and the Voting Limitation on the Series F Preferred Stock and related stockholder consent requirements.

The Company’s entry into the KH 2018 Preferred Stock Commitment Letter and the KH Subscription Agreement did not require approval of our stockholders. However, pursuant to the Series F Certificate of Designation, (i) the Company may not issue Conversion Shares equal to 20% or more of the Common Stock or voting power of the Company issued and outstanding prior to a conversion of the Series F Preferred Stock (the “Conversion Limitation”), and (ii) the total number of votes represented by the Series F Preferred Stock on an as-converted basis is capped at an amount not to exceed, at any time, 20% or more of the voting power outstanding at such time (the “Voting Limitation” and together with the Conversion Limitation, the “Series F Caps”). Such Series F Caps must remain in place until the Company obtains approval for their removal by a majority of the voting power of the Company’s issued and outstanding voting stock in accordance with the applicable listing rules (the “Nasdaq Rules”) of The Nasdaq Stock Market LLC (the “Stockholder Approval”), and such approval becomes effective in accordance with Rule 14c-2 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). If the total number of votes represented by the issued and outstanding Series F Preferred Stock on an as-converted basis would exceed the Voting Limitation before Stockholder Approval is obtained, the votes represented by such outstanding Series F Preferred Stock would be adjusted downward to a portion of the aggregate votes until such Stockholder Approval is obtained.

The Notice and the accompanying Information Statement are being furnished to the stockholders of the Company to advise our stockholders that the holders of a majority of the voting power of the issued and outstanding shares of the Company’s Common Stock, Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and Series F Preferred Stock (the Series F Preferred Stock, together with the Series B Preferred Stock and the Common Stock, the “Voting Stock”) have acted by written consent to approve the removal of the Series F Caps on February 1, 2019.

This Information Statement is being mailed on or about February 13, 2019 to stockholders of record of the Company as of the close of business on February 1, 2019 (the “Record Date”) and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Exchange Act. You are urged to review this Information Statement for a more complete description of transactions contemplated therein.

None of the corporate actions described above may become effective until March 5, 2019, which is 20 calendar days following the date on which this Information Statement is first sent to our stockholders.

Our principal executive offices are located at c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.

Approval of the KH 2018 Preferred Stock Commitment Letter, Series F Certificate of Designation, and KH Subscription Agreement by the Board of Directors and Audit Committee

On November 5, 2018, the Audit Committee and the Board of Directors approved the Original KH 2018 Preferred Stock Commitment Letter and the transactions contemplated thereto, along with the filing of the Original Series F Certificate of Designation with the Secretary of State of Delaware. On November 9, 2018, for purposes of complying with Nasdaq Rule 5635(d), the Audit Committee and the Board of Directors approved the amendment and restatement of each of the Original KH 2018 Preferred Stock Commitment Letter and the Original Series F Certificate of Designation to add reference to the Series F Caps and related consent requirements. A copy of the KH 2018 Preferred Stock Commitment Letter, the Series F Certificate of Designation and the KH Subscription Agreement, as approved and executed by the parties, are attached as Annex A, Annex B and Annex C, respectively. The KH Subscription Agreement and the Series F Certificate of Designation have also been filed as exhibits to the Company’s filings with the Securities and Exchange Commission (the “SEC”). For more information regarding the approval of the KH 2018 Preferred Stock Commitment Letter, please refer to the section entitled “Background and Reasons for the Entry into the KH 2018 Preferred Stock Commitment Letter and Approval of the Issuance of Series F Preferred Stock” below.

Requirement to Obtain Stockholder Approval

We are subject to the Nasdaq Rules because our Common Stock is currently listed on the Nasdaq Global Market.

Pursuant to Nasdaq Rule 5635(d), stockholder approval is required prior to the issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) in connection in a transaction other than a public offering of securities involving the sale, issuance or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock)

at a price less than a Minimum Price which equals 20% or more of Common Stock or 20% or more of the voting power outstanding before the issuance. “Minimum Price” is defined by Nasdaq Rule 5635(d) as the lower of: (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. On November 13, 2018, the date of the KH Subscription Agreement, the effective Minimum Price relating to the Series F Preferred Stock issued thereunder was $7.62.

We cannot currently determine the total number of Conversion Shares that will be issued or whether such Conversion Shares will be issued at a price less than the Minimum Price because such number depends on the circumstances under which the Series F Preferred Stock may be converted, the timing of any such conversion in accordance with the terms of the Series F Certificate of Designation, and the effective conversion price of the Series F Preferred Stock at such time. For instance, prior to the Maturity Date, each Series F Preferred Stock is convertible at the holder’s option into that number of Conversion Shares determined by dividing the Stated Value (as defined below) by a conversion price of $20.00 (subject to adjustment). If the Series F Preferred Stock have not been converted prior to the Maturity Date, the conversion price on the Maturity Date will be based on the volume-weighted average price for a share of Common Stock for the 90 consecutive trading days ending on the trading day immediately prior to the Maturity Date. Additionally, in the event of a Change of Control Transaction (as defined below) prior to the Maturity Date, the Series F Preferred Stock will be converted into that number of Conversion Shares determined by dividing the Stated Value by the per share consideration being offered to any holder of Common Stock in connection with any such Change of Control Transaction.

Further, we cannot determine the total number of votes that each share of Series F Preferred Stock will represent at any given time because such number depends on the number of Conversion Shares into which such share of Series F Preferred Stock is convertible into at any given time.

Due to these uncertainties, absent the Series F Caps, the transactions contemplated by the KH 2018 Preferred Stock Commitment Letter and the KH Subscription Agreement may result in the issuance of securities to Kien Huat equal to or convertible into 20% or more of the Company’s Common Stock or 20% or more of the voting power of our Voting Stock for less than the Minimum Price. As a result of the foregoing, in accordance with Nasdaq Rule 5635(d), the Series F Certificate of Designation provides that the Series F Preferred Stock will be subject to the Series F Caps until such time as we obtain stockholder approval for their removal.

The Action by Written Consent

On February 1, 2019, the holders of a majority of the voting power of our outstanding Voting Stock approved by written consent (the “Written Consent”) the removal of the Series F Caps. Pursuant to the Exchange Act, the corporate actions approved by the Written Consent will become effective 20 calendar days after this Information Statement is first sent or given to our stockholders, which would be March 5, 2019.

No Voting Required

We are not seeking a vote, authorizations or proxies from you. Our Second Amended and Restated Certificate of Incorporation, Third Amended and Restated Bylaws and Section 228

(“Section 228”) of the General Corporation Law of the State of Delaware (the “DGCL”) provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding Voting Stock holding not less than the minimum number of votes that would be necessary to approve such actions at a stockholders meeting at which all shares entitled to vote thereon were present and voted. The approval, by way of written consent, of at least a majority of the voting power of the outstanding Voting Stock was required to approve the removal of the Series F Caps for purposes of the Nasdaq Rules, and such approval has been obtained and will become effective on March 5, 2019.

As of the Record Date, we had 34,423,250 shares of Common Stock, 44,258 shares of Series B Preferred Stock and 120 shares of Series F Preferred Stock issued and outstanding and entitled to vote. As of the Record Date, each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes, except that pursuant to Nasdaq rule 5635(d), none of the shares of Series F Preferred Stock issued as of the Record Date were entitled to vote on actions subject to Stockholder approval that were described herein. Accordingly, as of the Record Date, a total of 34,425,639 shares were entitled to vote on the removal of the Series F Caps.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. The Notice and this Information Statement serves as the notice required by Section 228.

IMPORTANT NOTICE: THIS NOTICE AND THE COMPANY’S INFORMATION STATEMENT CAN BE ACCESSED DIRECTLY AT THE FOLLOWING INTERNET ADDRESS: http://www.cstproxy.com/empireresorts/is2019.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

BACKGROUND AND REASONS FOR THE ENTRY INTO THE KH 2018 PREFERRED STOCK COMMITMENT LETTER AND APPROVAL OF THE ISSUANCE OF SERIES F PREFERRED STOCK

Background for the Entry into the KH 2018 Preferred Stock Commitment Letter and Approval of the Issuance of Series F Preferred Stock

The Board of Directors and the Company’s management regularly evaluate the Company’s liquidity and capital requirements. On November 5, 2018, the Audit Committee and the Board of Directors approved the Original KH 2018 Preferred Stock Commitment Letter with Kien Huat, our largest stockholder, pursuant to which Kien Huat committed to provide equity financing in support of the general corporate and working capital requirements of the Company and its subsidiaries, along with the filing of the Original Series F Certificate of Designation with the Secretary of State of Delaware. On November 9, 2018, for purposes of complying with Nasdaq Rule 5635(d), the Audit Committee and the Board of Directors approved the amendment and restatement of each of the Original KH 2018 Preferred Stock Commitment Letter and the Original Series F Certificate of Designation to add reference to the Conversion Limitation and the Voting Limitation on the Series F Preferred Stock and related stockholder consent requirements for removal of such Series F Caps, determined that the transactions contemplated thereby were fair to, and in the best interest of, the Company and its stockholders, and recommended that its stockholders approve the removal of the Series F Caps.

On November 6, 2018, and as amended and restated on November 9, 2018, we entered into the KH 2018 Preferred Stock Commitment Letter with Kien Huat.

On November 14, 2018, the Company entered into a sportsbook and digital gaming collaboration agreement (the “Collaboration Agreement”) with Hillside (New York) LLC, an affiliate of bet365. Directly and through its affiliates, bet365 operates, owns, controls and manages online gaming and sports betting services throughout the world. The Collaboration Agreement provides the terms and conditions on which bet365 will participate with the Company in the offering of retail sports betting, an online sportsbook, online casino/table games and online poker in the State of New York if and when permitted by applicable law (the “Collaboration”). In connection with the Collaboration, the Company entered into the bet365 Common Stock Purchase Agreement with Hillside (New Media Holdings) Limited (the “bet 365 Investor”), another bet365 affiliate, pursuant to which the bet365 Investor agreed to purchase up to 2,500,000 shares of Common Stock of the Company at $20 per share for an aggregate potential investment of up to $50 million. The bet365 Investor purchased 1,685,759 shares of common stock upon the execution of the bet365 Common Stock Purchase Agreement (the “Initial Closing Shares”). The execution of the KH 2018 Preferred Stock Commitment Letter and Kien Huat’s subscription for the initial $12 million of the Commitment Amount were conditions to the closing on the sale of the Initial Closing Shares.

On February 1, 2019, the holders of a majority of the voting power of the Voting Stock delivered to the Company its written consent approving the removal of the Series F Caps.

KH 2018 Preferred Stock Commitment Letter

On November 6, 2018, we entered into the Original KH 2018 Preferred Stock Commitment Letter with Kien Huat. Pursuant to the Original KH 2018 Preferred Stock Commitment Letter, Kien

Huat agreed to purchase up to $126 million of Series F Preferred Stock of the Company on the terms set forth in the Original KH 2018 Preferred Stock Commitment Letter and in accordance with the terms of the Original Series F Certificate of Designation. Kien Huat committed to purchase up to the Commitment Amount of the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018, (ii) up to $20 million no earlier than February 15, 2019, (iii) up to $20 million no earlier than May 15, 2019, (iv) up to $15 million no earlier than August 15, 2019, (v) up to $37 million no earlier than November 15, 2019 and (vi) up to $22 million no earlier than March 15, 2020. The Company agreed to use its reasonable efforts to secure third-party financing in an amount equal to the Commitment Amount and the Commitment Amount will be reduced by the amount of any third-party financing raised by the Company. However, any equity financing raised by the Company from any person entering into a commercial agreement relating to online gaming and sports betting at Resorts World Catskills in an amount up to $29 million will not reduce the Commitment Amount.

Kien Huat is entitled to a funding fee in the amount of 1% of the portion of the Commitment Amount funded by Kien Huat at the time of any such funding. Unless earlier terminated by mutual agreement, the KH 2018 Preferred Stock Commitment Letter will terminate upon the earlier of (a) the Company’s receipt of third-party financing in the Commitment Amount or (b) April 15, 2020.

On November 9, 2018, the Company and Kien Huat amended and restated the Original KH 2018 Preferred Stock Commitment Letter to add references to the Conversion Limitation and the Voting Limitation on the Series F Preferred Stock and related stockholder consent requirements for removing such Series F Caps. In addition, pursuant to the KH 2018 Preferred Stock Commitment Letter, Kien Huat, as the holder of a majority of voting power of the Company’s outstanding Voting Stock, agreed to execute a written consent to approve the removal of the Series F Caps. Furthermore, the Company agreed that its Board of Directors, including each director independent of Kien Huat, would approve and recommend to its stockholders the actions contemplated by the Stockholder Approval. Except as set forth herein, all other terms of the Original KH 2018 Preferred Stock Commitment Letter remain unchanged and are in full force and effect.

On November 14, 2018, we entered into the bet365 the bet365 Common Stock Purchase Agreement with an affiliate of bet365 to sell up to $50 million in shares of common stock of the Company in connection with the Company’s collaboration with another bet365 affiliate to develop a physical and online sportsbook and digital gaming services at Resorts Word Catskills. $33.715 million of the $50 million was purchased on November 14, 2018, with the balance to be acquired at a future date, subject to certain conditions. In accordance with the KH 2018 Preferred Stock Commitment Letter, the Commitment Amount was reduced by the amount of bet365 proceeds exceeding $29 million, from $126 million to $121.28 million. Any future sales to bet365 pursuant to the bet365 Common Stock Purchase Agreement would further reduce the Commitment Amount by such additional amount.

The foregoing description of the KH 2018 Preferred Stock Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the KH 2018 Preferred Stock Commitment Letter, a copy of which is attached as Annex A to this Information Statement and is incorporated herein by reference.

The KH 2018 Preferred Stock Commitment Letter should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Kien Huat contained in this Information Statement, as well as in the filings that we have made and may make with the SEC.

KH Subscription Agreement

On November 13, 2018, in accordance with the KH 2018 Preferred Stock Commitment Letter, the Company and Kien Huat entered into a subscription agreement (the “KH Subscription Agreement”) pursuant to which Kien Huat purchased 120 shares of Series F Preferred Stock for an aggregate purchase price of $12 million, and net proceeds to the Company (after deducting a $120,000 funding fee due to Kien Huat) of $11.88 million.

The foregoing description of the KH Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the KH Subscription Agreement, a copy of which is attached as Annex C to this Information Statement and is incorporated herein by reference.

The KH Subscription Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and its operations and Kien Huat and that is contained in this Information Statement, as well as in the filings that we have made and may make with the SEC.

Series F Preferred Stock

On November 9, 2018, the Company filed an Amended and Restated Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock with the Secretary of State of the State of Delaware, which amended the Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock, originally filed with the Secretary of State of the State of Delaware on November 5, 2018. The Series F Certificate of Designation was approved by the Board of Directors of the Company and filed prior to the issuance of any shares of Series F Preferred Stock.

The material terms and conditions of the Series F Preferred Stock, set forth in the Series F Certificate of Designation, are as follows:

Designation and Amount

One Thousand Five Hundred (1,500) shares of Series F Preferred Stock constitute the class of preferred stock and each share has a stated value of $100,000 (the “Stated Value”).

Ranking; Dividends

The Series F Preferred Stock ranks, with respect to its rights, preferences and privileges, including but not limited to the distribution of assets, senior to all classes or series of equity securities of the Company, except the Company’s outstanding Series B Preferred Stock, par value $0.01 per share, which shall remain senior in all respects to the Series F Preferred Stock. The Series F Preferred Stock is entitled to receive, and the Company will pay, dividends on shares of Series F Preferred Stock equal (on an-converted basis) to and in the same form as dividends actually paid on shares of Common Stock of the Company, when, as and if such dividends are paid on shares of the Common Stock.

Voting Rights

Holders of Series F Preferred Stock are entitled to receive notice of all stockholders’ meetings of the Company and to vote on all matters submitted to the vote of holders of Common Stock on an as-converted basis and not as a separate class. Subject to the Voting Limitation described in further detail below, each share of Series F Preferred Stock represents such number of votes equal to the number of Conversion Shares into which such share is convertible at such time.

Limitation on Voting Rights

Until Stockholder Approval is obtained and becomes effective, if at any time the total number of votes represented by the Series F Preferred Stock on an as-converted basis would exceed 20% or more of the Company’s issued and outstanding Common Stock or voting power (the “Issuable Maximum”), the votes represented by such outstanding Series F Preferred Stock would be adjusted downward until the aggregate votes represented by the Series F Preferred Stock do not exceed the Issuable Maximum.

Optional Conversion

The Series F Preferred Stock is convertible into shares of the Company’s Common Stock at any time and from time to time prior to December 31, 2038 (the “Maturity Date”). Each share of Series F Preferred Stock will be convertible into Conversion Shares in an amount equal to (a) the Stated Value divided by $20.00 (the “Base Conversion Price”) (subject to adjustments), multiplied by (b) the number of shares of Series F Preferred Stock being converted. Following any conversion of the Series F Preferred Stock, the holder of the Conversion Shares will be entitled to receive any dividends that were declared but unpaid at the time of such conversion if and to the extent that such holder would have been entitled to receive such dividend had the conversion not occurred.

Mandatory Conversion

Each Series F Preferred Stock that is outstanding on the Maturity Date shall automatically be converted into that number of Conversion Shares determined by dividing the Stated Value by the volume-weighted average price for a share of Common Stock for the 90 consecutive trading days ending on the trading day immediately prior to the Maturity Date.

In addition, in the event of a Change of Control Transaction (as defined below), each share of Series F Preferred Stock outstanding at such time will automatically be converted into that number of Conversion Shares determined by dividing the Stated Value by the per share consideration being offered to any holder of Common Stock in connection with any such Change of Control Transaction. Following such conversion, the holder of the Conversion Shares will be entitled to participate in such Change of Control Transaction and to receive the same per share consideration that any other holder of Common Stock is entitled to receive as a result of such Change of Control Transaction. A “Change of Control Transaction” includes: (i) consummation of a tender offer for the ownership of 50% or more of the outstanding voting securities of the Company, (ii) a merger or consolidation of the Company with another corporation, or (iii) a person acquiring 50% or more of the outstanding voting securities of the Company, unless as a result of (i), (ii) or (iii), more than 50% of the outstanding voting securities of the surviving corporation shall be owned by (a) the stockholders of the Company as of the time immediately prior to commencement of such tender offer, or the consummation of such merger or acquisition, as applicable, or (b) any employee benefit plan of the Company or its subsidiaries and their affiliates.

Limitation on Conversion

The Company may not issue Conversion Shares equal to 20% or more of the Company’s issued and outstanding Common Stock or voting power prior to a conversion of the Series F Preferred Stock (the “Conversion Limitation”) unless and until the Company obtains the approval for the removal of the Series F Caps by a majority of the voting power of the Company’s issued and outstanding Voting Stock in accordance with the applicable Nasdaq Rules, and such approval becomes effective in accordance with Rule 14c-2 under the Exchange Act.

Share Reserve

So long as shares of Series F Preferred Stock are outstanding, the Company shall reserve and keep available such number of shares of Common Stock to be sufficient to issue the Conversion Shares.

Subsequent Rights Offerings

In the event that the Company issues additional shares of Common Stock and/or any rights, warrants, or other securities exercisable or exchangeable for shares of Common Stock pro rata to all (or substantially all) of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each holder of Series F Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if the holder held the number of shares of Common Stock acquirable upon complete conversion of its Series F Preferred Stock immediately prior to the date the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Company, then the holders of the Series F Preferred Stock shall receive the Stated Value per share plus an amount equal to all declared, and accrued but unpaid dividends and distributions thereon to the date of such payment. No distributions shall be made to holders of junior securities, including holders of the Company’s Common Stock, until such liquidation payment is made to the holders of Series F Preferred Stock.

This section describes the material terms of the Series F Certificate of Designation. The foregoing description of the Series F Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series F Certificate of Designation, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference.

The Series F Certificate of Designation should not be read alone, but should instead be read in conjunction with the other information regarding the Company and its operations and Kien Huat and that is contained in this Information Statement, as well as in the filings that we have made and may make with the SEC.

Reasons for Entry into the KH 2018 Preferred Stock Commitment Letter and Effect of the Issuance of Series F Preferred Stock and Conversion Shares on Current Stockholders

The financing contemplated by the KH 2018 Preferred Stock Commitment Letter and the issuance of Series F Preferred Stock is being undertaken to strengthen the Company’s capital structure and enhance its financial flexibility. Additionally, the execution of the KH 2018 Preferred Stock Commitment Letter and Kien Huat’s subscription for the initial $12 million of the Commitment Amount were conditions to the closing on the sale of the Initial Closing Shares.

The potential issuance of shares of the Company’s common stock upon conversion of the Series F Preferred Stock would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership to the extent that Kien Huat converts its shares of Series F Preferred Stock, which may be material to the current stockholders.

Based on the capitalization of the Company as of the Record Date, the conversion of all shares of Series F Preferred Stock at the Base Conversion Price would result in the holders thereof owning approximately 84.3% of our outstanding Common Stock after giving effect to such conversion. This would amount to a dilution of approximately 0.3% to existing holders of Common Stock.

The Series F Preferred Stock is entitled to the same dividend and distribution rights as holders of the Common Stock on as-converted basis. As such, another dilutive effect resulting from the issuance of Series F Preferred Stock will be a dilution to dividends and distributions.

Agreements with Kien Huat and Other Interests of Certain Persons

KH 2018 Preferred Stock Commitment Letter

The KH 2018 Preferred Stock Commitment Letter is described above in the section entitled “The KH 2018 Preferred Stock Commitment Letter”.

Subscription Agreement

The KH Subscription Agreement is described above in the section entitled “The KH Subscription Agreement”.

Kien Huat Backstop Loan Agreement

On December 28, 2017, concurrently with and as a condition to the closing of the Bangkok Bank Loan Agreement, the Company and Kien Huat entered into a loan agreement (the “Kien Huat Backstop Loan Agreement”), providing for loans to the Company in an aggregate principal amount of up to $20 million (the “Kien Huat Backstop Loan”). Any amounts borrowed under the Kien Huat Backstop Loan will be used exclusively to make payments required under the Bangkok Bank Loan Agreement and will mature on the one-year anniversary of the Maturity Date of the Bangkok Bank Loan, or such earlier date that the Bangkok Bank Loan is terminated (the “Backstop Maturity Date”). As of February 1, 2019, no amounts had been borrowed under the Kien Huat Backstop Loan.

The Kien Huat Backstop Loan bears interest at a rate of 12% per annum. Prior to the Backstop Maturity Date, interest on any principal amount outstanding under the Kien Huat Backstop Loan will accrue and be added to the outstanding principal of the Kien Huat Backstop Loan on the first business day of each calendar month beginning on January 1, 2018 and will thereafter be deemed to be part of the principal indebtedness. The Kien Huat Backstop Loan, including all interest and any other amounts due under the Kien Huat Backstop Loan, will be payable in cash on the Backstop Maturity Date. Kien Huat was paid a commitment fee of $200,000 on December 28, 2017 in connection with the entry into the Kien Huat Backstop Loan Agreement.

The Kien Huat Backstop Loan Agreement contains customary representations and warranties and affirmative covenants, including representations, warranties and covenants that restrict the Company’s use of the proceeds of the Kien Huat Backstop Loan to pay amounts due and payable under the Bangkok Bank Loan. Obligations under the Kien Huat Backstop Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as applicable), including among others: nonpayment of principal, interest or fees; and breach of the affirmative covenants.

Kien Huat Subordinate Loan Agreement

On June 25, 2018, Kien Huat and the Company entered into a loan agreement (the “Kien Huat Subordinate Loan Agreement”), which provides for loans of up to $30 million (the “Kien Huat Subordinate Loan”). The Kien Huat Subordinate Loan is subordinate to the Bangkok Bank Loan. The proceeds of the Kien Huat Subordinate Loan may be used exclusively to make capital contributions to Montreign. Montreign may use such funds for marketing and general corporate purposes (including the payment of debt service). All amounts due under the Kien Huat Subordinate Loan will mature on December 28, 2020, which date may be extended for additional one-year periods if the Bangkok Bank Loan is similarly extended or accelerated in the event the Bangkok Bank Loan is accelerated. The maturity of the Kien Huat Subordinate Loan may also be extended for up to one year at the sole discretion of Kien Huat. Advances under the Kien Huat Subordinate Loan will be made in four installments as follows: (i) $5 million will be advanced no earlier than July 2, 2018; (ii) $5 million will be advanced no earlier than July 20, 2018; (iii) $10 million will be advanced no earlier than September 4, 2018; and (iv) $10 million will be advanced no earlier than September 17, 2018. The only condition to an advance will be the delivery of a request for an advance not less than five business days prior to the date of an advance and that the representations contained in the Kien Huat Subordinate Loan Agreement will be true and correct. At September 30, 2018, $20 million was outstanding under the Kien Huat Subordinate Loan and an additional $10 million was advanced on October 16, 2018. The Company paid Kien Huat a commitment fee of $300,000 (or 1% of the principal amount) out of the proceeds of the first advance.

The Kien Huat Subordinate Loan bears interest at a rate of 12% per annum, compounded monthly, and will be payable monthly in arrears. Prior to the maturity of the Kien Huat Subordinate Loan, interest will not be required to be paid in cash and will be added to the outstanding principal of the Kien Huat Subordinate Loan and will thereafter be deemed to be part of the principal indebtedness due thereunder upon maturity. The Kien Huat Subordinate Loan may be repaid in full or in part at any time without premium or penalty.

The Kien Huat Subordinate Loan Agreement contains customary representations and warranties and affirmative covenants, including a restriction on the use of the proceeds of the Kien Huat Subordinate Loan as described above. Obligations under the Kien Huat Subordinate Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as applicable), including among others: nonpayment of principal, interest or fees; breach of the affirmative covenants; and a default in payment of or acceleration of the Bangkok Bank Loan. Additionally, any future amendments to the Bangkok Bank Loan Agreement relating to default provisions thereunder, prepayment provisions or an increase of the maximum principal amount thereunder will be subject to Kien Huat’s prior written consent.

The Company agreed to indemnify and defend Kien Huat and its affiliates from negligent acts or omissions of the Company and its affiliates, any failure of the Company to comply with the terms of the Kien Huat Subordinate Loan Agreement and any failure of the Company to comply with any laws, except to the extent resulting from the gross negligence or willful misconduct of Kien Huat or its affiliates.

Registration Rights

Pursuant to the terms of that certain Investment Agreement dated August 19, 2009 as amended on September 30, 2009, on August 19, 2009, the Company entered into a Registration Rights

Agreement with the Kien Huat (the “Registration Rights Agreement”). The Registration Rights Agreement provides, among other things, that Kien Huat may require that the Company file one or more “resale” registration statements, registering under the Securities Act of 1933, as amended, the offer and sale of all of the Common Stock issued or to be issued to Kien Huat pursuant to the Investment Agreement as well as any shares acquired by way of a share dividend or share split or in connection with a combination of such shares, recapitalization, merger, consolidation or other reorganization with respect to such shares. In addition, pursuant to a series of commitment letters between the Company and Kien Huat, last amended on September 22, 2015, the Company agreed to register for resale all of the shares of Common Stock issued to Kien Huat in a rights offering commenced by the Company on January 5, 2015 and a rights offering commenced by the Company on January 4, 2016 (the “January 2016 Rights Offering”), as well as any follow-on rights offering, as well as any other unregistered shares of Common Stock (including the Conversion Shares) held by Kien Huat.

Kien Huat Letter Agreement

As a result of Kien Huat’s increased proportionate ownership following the consummation of the January 2016 Rights Offering and the conversion of a convertible promissory note issued to Kien Huat on November 17, 2010, at the request of the Company, on February 17, 2016, Kien Huat and the Company entered into a letter agreement (the “Kien Huat Letter Agreement”) pursuant to which, during the period commencing on February 17, 2016 and ending on the earlier of (i) the three year anniversary of the closing of the January 2016 Rights Offering and (ii) the one-year anniversary of the opening of Resorts World Catskills, Kien Huat has agreed not to take certain actions with respect to the Company. In particular, during such time period, Kien Huat has agreed not to, and to cause the Kien Huat parties not to, take certain actions in furtherance of a “going-private” transaction (as such term is defined in the Kien Huat Letter Agreement) involving the Company unless such transaction is subject to the approval of (x) holders of a majority of the votes represented by the common stock, Series B Preferred Stock and any other capital stock of the Company entitled to vote together with the common stock in the election of the Board (other than any such capital stock owned by any Kien Huat parties) and (x) either (A) a majority of disinterested members of the Board or (y) a committee of the Board composed of disinterested members of the Board. In addition, during such period, the Company and Kien Huat have agreed to cooperate to ensure that, to the greatest extent possible, the Board includes no fewer than three independent directors (the definition of independence as determined under the standards of The NASDAQ Stock Market LLC or any other securities exchange on which the common stock of the Company is then listed).

On December 28, 2017, the Company and Kien Huat amended the Kien Huat Letter Agreement to extend by one year Kien Huat’s obligation not to engage in a going-private transaction with the Company without the prior approval of the majority of the Company’s minority stockholders and a majority of the disinterested directors of the Company. As a result of the amendment, such restriction now covers a period ending in February 2020. Other than this one-year extension, all other terms of the Kien Huat Letter Agreement remain unchanged.

Other Interests

Mr. Gerard Ewe Keng Lim, our Director, is also a director of Kien Huat.

Pursuant to our Audit Committee Charter, the Audit Committee reviews and approves all transactions between the Company and its officers, directors, director nominees, principal stockholders and their immediate family members. We intend that any such transactions will be on terms no less favorable to the Company than the Company could obtain from unaffiliated third parties.

The transactions contemplated by the KH 2018 Preferred Stock Commitment Letter and the KH Subscription Agreement, including the issuance of the Series F Preferred Stock and the Conversion Shares, were approved by the Audit Committee and the Board of Directors and of the Company on each of November 5, 2018 and November 9, 2018, with Mr. Lim abstaining from such approvals. The Audit Committee determined that the transactions contemplated thereby were fair to, and in the best interest of, the Company and its stockholders.

Vote Required of the Outstanding Voting Stock

As of the Record Date, we had 34,423,250 shares of Common Stock, 44,258 shares of Series B Preferred Stock and 120 shares of Series F Preferred Stock issued and outstanding and entitled to vote. As of the Record Date, each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes, except that, pursuant to Nasdaq Rule 5635(d), none of the shares of Series F Preferred Stock issued as of the Record Date were entitled to vote on actions subject to Stockholder Approval that were described herein. Accordingly, as of the Record Date, a total of 34,425,639 votes were entitled to vote on the issuance of the Conversion Shares.

On the Record Date, Kien Huat, which owns a total of 28,914,606 shares of Common Stock, which represented approximately 84.0% of the voting power of the Voting Stock outstanding on the Record Date, executed and delivered the Written Consent. Pursuant to Nasdaq Rule 5635(d), Kien Huat was not entitled to vote the 600,000 Conversion Shares underlying the 120 shares of Series F Preferred Stock it held on the Record Date.

Description of Capital Stock

General

Our authorized capital stock consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which 95,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share, and 1,500 shares have been designated Series F Preferred Stock, $.01 par value per share.

The transfer agent and registrar for our Common Stock and Series F Preferred Stock is Continental Stock Transfer & Trust Company.

Common Stock

As of the Record Date, there were 34,423,250 shares of Common Stock outstanding and 205 holders of record of our Common Stock.

Voting. Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the holders of Common Stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time (in accordance with relevant laws and then-applicable contractual limitations) by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences The Common Stock has no preemptive, conversion or other subscription rights (other than pursuant to the Rights Offering described in this Information Statement), and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

New York State Gaming Commission. Our Common Stock is transferable only subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of Common Stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their Common Stock if the owner does not possess such qualifications.

Our Common Stock is admitted for trading on The Nasdaq Global Market under the symbol “NYNY”.

Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 2,790,582 shares have been designated as a specific series of preferred stock. As of the date hereof, 44,258 shares of Series B Preferred Stock and 120 shares of Series F Preferred Stock are currently outstanding.

New York State Gaming Commission. Once designated and issued, our preferred stock is transferable only subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of preferred stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their preferred stock if the owner does not possess such qualifications.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding. Each share of Series B Preferred Stock is convertible into 0.054 of a share of Common Stock and represents the right to 0.054 of a vote on all matters to be voted upon by the holders of Common Stock. The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock. This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of Common Stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the Common Stock. Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

Series F Preferred Stock

For a description of our Series F Preferred Stock, see the section entitled “Background and Reasons for the Entry into the KH 2018 Preferred Stock Commitment Letter and Approval of the Issuance of Series F Preferred Stock—Series F Preferred Stock.”

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our Second Amended and Restated Certificate of Incorporation and our Third Amended and Restated Bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws:

•

permit our board of directors to issue up to an additional 4,955,622 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the board or by the board of directors; and
•

set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or
•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our Second Amended and Restated Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

Our Third Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended,

against all expenses and liabilities reasonably incurred for their service for or on our behalf and as proportionate to their level of success in any such indemnification action. Our Third Amended and Restated Bylaws provide that we will advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding; provided that such advances shall be repaid to us to the extent that it is ultimately determined that the director or officer is not entitled to be so indemnified. The Third Amended and Restated Bylaws, together with our Second Amended and Restated Certificate of Incorporation, also authorize us to indemnify, on a case-by-case basis, any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not the DGCL would otherwise permit indemnification.

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our capital stock outstanding at February 1, 2019, by: (i) each stockholder known to be the beneficial owner of more than five percent of any class of our voting stock then outstanding; (ii) each of our directors; (iii) each of our “named executive officers” as defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act; and (iv) our current directors and executive officers as a group.

As of February 1, 2019, there were 34,423,250 shares of our Common Stock, 44,258 shares of Series B Preferred Stock and 120 shares of Series F Preferred Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders. As of February 1, 2019, each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes.

The information regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of
Beneficial Owner (1)
	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned		Series F Preferred Stock Beneficially Owned
Directors	Shares		Percentage	Shares	Percentage	Shares	Percentage
Emanuel R. Pearlman	121,722	(2)	*	—	—	—	—
Ryan Eller	90,000	(3)	*	—	—	—	—
Keith L. Horn	20,250	(4)	*	—	—	—	—
Edmund Marinucci	21,622	(5)	*	—	—	—	—
Nancy Palumbo	32,372	(6)	*	—	—	—	—
Gregg Polle	32,176	(7)	*	—	—	—	—
Gerard Ewe Keng Lim	15,875	(8)	*	—	—	—	—
Current Officers
Nanette L. Horner	38,834	(9)	*	—	—	—	—
Jamie M. Sanko	40,000	(10)	*	—	—	—	—
Kevin D. Kline	40,000	(11)	*	—	—	—	—

Directors and Officers as a Group (11 people)	358,030	(12)	1.0%	—	—

Name and Address of
Beneficial Owner (1)
	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned		Series F Preferred Stock Beneficially Owned
Directors	Shares		Percentage	Shares	Percentage	Shares	Percentage
Stockholders
Kien Huat Realty III Limited c/o Kien Huat Realty Sdn Bhd. 22nd Floor Wisma Genting Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia	28,914,606	(13)	84.0%	—	—	120	100%
Patricia Cohen 6138 S. Hampshire Ct. Windermere, FL 34786	—		—	44,258	100%	—	—

*	less than 1%
(1)

Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, State Route 17B, P.O. Box 5013, Monticello, New York 12701.

(2)

Consists of 34,222 shares of our common stock owned directly by Mr. Pearlman; 37,500 shares of restricted stock issued pursuant to the Company’s 2015 Equity Incentive Plan which vest as to 18,750 shares on each of March 16, 2019 and March 16, 2020; however, there is immediate vesting in the event (i) Mr. Pearlman is removed from the Board other than for cause, (ii) if he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award); 25,000 shares of Restricted Stock Units (“RSUs”) issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows: 8,333 shares vested on June 5, 2018, 8,333 shares vest on June 5, 2019 and 8,334 shares vest on June 5, 2020; and 25,000 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows: 8,333 shares vest on March 13, 2019, 8,333 shares vest on March 13, 2020 and 8,334 shares vest on March 13, 2021; 50,000 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows: 16,667 shares vest on January 21, 2020, 16,667 shares vest on January 21, 2021 and 16,666 shares vest on January 21, 2022; however, there is immediate vesting in the event (i) Mr. Pearlman is removed from the Board other than for cause, (ii) if he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award).

(3)

Consists of 90,000 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan. On June 5, 2017, Mr. Eller was granted 20,000 RSUs, which vest as follows; 6,667 shares vested on June 5, 2018, 6,667 shares vest on June 5, 2019 and 6,666 shares vest on June 5, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award). On March 13, 2018, Mr. Eller was granted 20,000 RSUs, which vest as follows; 6,667 shares vest on March 13, 2019, 6,667 shares vest on March 13, 2020 and 6,666 shares vest on March 13, 2021; however, there is immediate vesting in the event Mr. Eller is (i) terminated by the Company other than for cause (as such term is defined in the award, (ii) removed from the Board other than for cause or he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award). On January 21, 2019, Mr. Eller was granted 50,000 RSUs, which vest as follows; 16,667 shares vest on January 21, 2020, 16,667 shares vest on January 21, 2021 and 16,666 shares vest on January 21, 2022; however, there is immediate vesting in the event Mr. Eller is (i) terminated by the Company other than for cause (as such term is defined in the award, (ii) removed from the Board other than for cause or he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award).

(4)	Consists of 9,250 shares of our common stock owned directly by Mr. Horn and 11,000 shares of RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan which vest on January 6, 2020.
(5)	Consists of 10,622 shares of our common stock owned directly by Mr. Marinucci and 11,000 shares of RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan which vest on January 6, 2020.

(6)	Consists of 21,372 shares of our common stock owned directly by Ms. Palumbo and 11,000 shares of RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan which vest on January 6, 2020.
(7)	Consists of 21,176 shares of our common stock owned directly by Mr. Polle and 11,000 shares of RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan which vest on January 6, 2020.
(8)	Consists of 4,875 shares of our common stock owned directly by Mr. Lim and 11,000 shares of RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan which vest on January 6, 2020.
(9)

Consists of 8,734 shares of our common stock owned directly by Ms. Horner, 1,000 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, 333 shares of which vested on May 1, 2018 and the remaining which will vest as follows: 333 shares vest on May 1, 2019 and 334 shares vest on May 1, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award); 6,600 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows; 2,200 shares vest on March 12, 2019, 2,200 shares vest on March 12, 2020 and 2,200 shares vest on March 12, 2021; however, there is immediate vesting in the event of a Change in Control (as defined in the award); on January 20, 2019, Ms. Horner was granted 22,500 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows; 11,250 shares vested immediately on the date of grant and 11,250 shares vest on March 20, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

(10)

Consists of 40,000 RSUs issued to Mr. Sanko pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows; 3,333 shares vest on March 13, 2019, 3,333 shares vest on March 13, 2020 and 3,334 shares vest on March 13, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award). On January 20, 2019, Mr. Sanko was granted 30,000 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows; 15,000 shares vested immediately on the date of grant and 15,000 shares vest on March 20, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

(11)

Consists of 40,000 RSUs issued to Mr. Kline pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows; 3,333 shares vest on March 13, 2019, 3,333 shares vest on March 13, 2020 and 3,334 shares vest on March 13, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award). On January 20, 2019, Mr. Kline was granted 30,000 RSUs issued pursuant to the Company’s 2015 Equity Incentive Plan, which vest as follows; 15,000 shares vested immediately on the date of grant and 15,000 shares vest on March 20, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

(12)

Consists of 110,251 shares of our common stock owned directly by directors and officers of the Company, 355,099 RSUs and 37,500 shares of restricted stock issued pursuant to the Company’s 2015 Equity Incentive Plan which currently have voting rights but vest on the following dates: 18,750 shares vest on each of March 16, 2019 and March 16, 2020.

(13)

Based solely on the Schedule 13D/A filed jointly by Kien Huat and Tan Sri Lim Kok Thay on November 13, 2018. Kien Huat is indirectly controlled by Tan Sri Lim. Tan Sri Lim and Kien Huat share voting and dispositive power over the equity securities.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Empire Resorts, Inc., c/o Monticello Casino and Raceway, State Route 17B, P.O. Box 5013, Monticello, New York 12701, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, these reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attn: Secretary.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this Information Statement other than those contained in this Information Statement. If you are given any information or representations about these matters that is not discussed in this Information Statement, you must not rely on that information.

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

Annex A

Kien Huat Realty III Limited

November 9, 2018

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention:

Emanuel R. Pearlman, Executive Chairman of the Board of Directors

Ryan Eller, President and Chief Executive Officer

Re: Financing

Gentlemen:

We understand that Empire Resorts, Inc. (the “Company”) may raise additional financing (“Financing”) to supplement the Company’s existing resources.

The purpose of this letter is to amend and restate in its entirety that certain letter, dated November 6, 2018, by and between the Company and Kien Huat Realty III Limited (“KHRL”) and to reconfirm the commitment of KHRL to participate in the Financing in accordance with the terms, and subject to the conditions, set forth in the Term Sheet attached as Exhibit A hereto.

Unless the parties mutually agree to its earlier termination, KHRL’s commitment set forth in this letter shall expire upon the earlier to occur of (i) the Company’s receipt of funding of Third Party Financing (as defined in the Term Sheet) in an amount no less than the Required Funding Amount (as defined in the Term Sheet) and (ii) April 15, 2020. The Company hereby agrees to use its reasonable efforts to secure Third Party Financing in an amount at least equal to the Required Funding Amount.

This commitment letter, including the attached Term Sheet, (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of KHRL and the Company with respect to the subject matter hereof; (b) shall be governed by the laws of the State of New York; (c) shall not be assignable by the Company without the prior written consent of KHRL (and any purported assignment without such consent shall be null and void); (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by the Company and KHRL.

[signature page follows]

Sincerely,

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Ewe Keng Lim
Name:	Gerard Ewe Keng Lim
Title:	Director

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name:	Ryan Eller
Title:	President and Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A

November 9, 2018

Financing Summary of Terms

Issuer:	Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) and/or such other direct or indirect subsidiaries of the Company as mutually agreed by Kien Huat Realty III Limited (“KHRL”) and the Company.

Maximum Amount of Financing to be Raised:	Up to $126 million (the “Principal Amount”)

KHRL Commitment:	KHRL will provide financing to the Company on the terms set forth in this Term Sheet and otherwise on commercially reasonable and market terms to be mutually and reasonably agreed to by the Company and KHRL (the “KHRL Financing”) in an aggregate amount (the “Maximum KHRL Financing Amount”) up to the excess (if any) of (i) the Principal Amount (the “Required Funding Amount”) less (ii) the aggregate amount of additional financing (whether debt or equity) raised by Empire from third parties (net of fees and transaction costs) after the date hereof (the “Third Party Financing”). For purposes of this Term Sheet, Third Party Financing shall exclude $29 million of equity financing raised by Empire from any person (or affiliate thereof) with which Empire enters into a commercial agreement relating to online gaming and sports betting at Resorts World Catskills.

Preferred Stock Financing:	In the KHRL Financing, the Company shall issue shares of convertible preferred stock (the “Convertible Preferred Stock”) having substantially the terms set forth on Schedule 1 hereto.

Written Consent / Approval:	KHRL, as holder of a majority of the shares of the Company entitled to vote, will execute a written consent (the “Stockholder Consent”), to approve (i) the issuance of shares of Convertible Preferred Stock and the shares of common stock of the Company underlying the Convertible Preferred Stock pursuant to the terms of this Term Sheet, if any, and the terms of any specific financing consummated in connection herewith, (ii) the removal of the “Conversion Limitation” (as defined in Schedule 1) from any shares of Convertible Preferred Stock issued prior to the date of the Stockholder Consent and (iii) the issuance of shares of Convertible Preferred Stock without the Conversion Limitation following the date of the Stockholder Consent. Further, the Board of Directors of the Company, including each director that is independent of KHRL, shall approve and recommend that the Company take each of the actions described in clauses (i) through (iii) of the preceding sentence (together with the Stockholder Consent, the “Approvals”). If applicable, the Company will file an information statement (the “Information Statement”) with respect to the Stockholder Consent with the Securities and Exchange Commission. The Approvals shall be obtained, and the Information Statement shall be filed with the Securities and Exchange Commission no later than November 30, 2018. The Company will agree to maintain at all times sufficient authorized shares of Company common stock to account for the conversion of all the Convertible Stock contemplated hereby.

Funding Fee:	KHRL shall be entitled to a funding fee (the “Funding Fee”) in connection with each funding of any portion of the KHRL Financing in an amount of 1% of the amount so funded by KHRL, or such other amount as is mutually agreed by the Company and KHRL. Each Funding Fee payment shall be due and payable simultaneously with the applicable funding by KHRL.

Use of Proceeds:	Proceeds will be used for general working capital and corporate purposes of the Company and/or such other direct or indirect subsidiaries of the Company as mutually agreed by KHRL and the Company.

Funding Dates and Amounts:	The Company may draw-down the KHRL Financing (but not more than the Maximum KHRL Financing Amount in the aggregate) on such dates as mutually agreed by KHRL and the Company but in any event no earlier than pursuant to the installment schedule set forth on Schedule 2 hereto. In connection with each draw-down, the Company and KHRL shall enter into separate subscription agreements, each substantially in the form attached hereto as Exhibit A.

Additional Agreements:	The receipt of any Third Party Financing will be subject to the approval of the New York State Gaming Commission (if required).

Expenses	The Company shall pay for or reimburse KHRL for all of its legal expenses in connection with the negotiation, execution, and delivery hereof and the consummation of the transactions contemplated hereby.

Schedule 1

Terms of Preferred Stock

Securities:	Convertible preferred stock (the “Convertible Preferred Stock”)

Price Per Share:	$100,000 (“Original Purchase Price”)

Maturity:	December 31, 2038 (“Maturity Date”)

Priority:	The Convertible Preferred Stock shall be senior to the rights, preferences and privileges of all other equity securities of the Company, except for the Series B Preferred Stock, par value $.01 per share, of the Company (the “Series B Preferred Stock”).

Voluntary Conversion; Mandatory Conversion at Maturity:	The holder of the Convertible Preferred Stock will have the right to convert its shares of Convertible Preferred Stock into shares of common stock at any time prior to the Maturity Date at a conversion price of $20 per share of common stock, which conversion price shall be subject to adjustment for certain customary corporate events to be agreed by the holder and the Company (as adjusted, the “Original Conversion Price”). Unless the holder has given notice of conversion prior to the Maturity Date to voluntarily convert the Convertible Preferred Stock, if the Convertible Preferred Stock is outstanding on the Maturity Date, then the outstanding Convertible Preferred Stock shall automatically convert into shares of common stock at a conversion price equal to the 90-day volume-weighted average price for a share of common stock of the Company for the period ending the day immediately prior to the Maturity Date.

Mandatory Conversion upon Change in Control:	In the event of a change in control (as shall be defined in the certificate of designations for the Convertible Preferred Stock), the Convertible Preferred Stock will participate on an as-converted basis with the holders of all other equity of the Company at a conversion price equal to the purchase price of the common stock of the Company in such change in control transaction. The Company shall provide the holder of the Convertible Preferred Stock with notice of such change in control prior to the record date for such transaction and such holder shall have the right to provide a notice of voluntary conversion up until the record date relating to such change of control transaction.

Limitation on Conversion:	Until the Company has obtained the Stockholder Consent, the Company may not issue, upon conversion of the Convertible Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock previously issued upon conversion of the Convertible Preferred Stock, would exceed 19.99% of the Company’s then-issued and outstanding common stock (the “Conversion Limitation”).

Dividends:	Subject to the rights of the Series B Preferred Stock with respect to dividends and distributions, dividends will be paid on the Convertible Preferred Stock on an as-converted basis when, as and if paid on the Common Stock.

Liquidation Preference:	In the event of liquidation, dissolution or winding up of the Company, the proceeds shall be paid as follows: Subject to the rights of the Series B Preferred Stock, first pay one time the Original Purchase Price plus declared and unpaid dividends on each share of Convertible Preferred Stock that the Convertible Preferred Stock would receive on an as-converted basis. The balance of the proceeds shall be distributed pro-rata to the holders of common stock.

Voting Rights:	Subject to the Conversion Limitation, the Convertible Preferred Stock shall vote together with the common stock on an as-converted basis and not as a separate class, except as required by law. The Company’s certificate of incorporation will provide that the number of authorized shares of common stock may be increased or decreased with the approval of a majority of the Convertible Preferred Stock and common stock voting together as a single class and without a separate vote by the common stock subject to the Company’s obligation to maintain sufficient authorized shares of common stock to meet any reasonably foreseeable conversion event with respect to the Convertible Preferred Stock.

Written Consent:	If necessary, KHRL, as holder of a majority of the Company common stock will execute a written consent (the “Stockholder Consent”) approving the issuance of the Convertible Preferred Stock and the shares of common stock issuable upon conversion thereof. If necessary, the Company will file an information statement with respect to the Stockholder Consent with the Securities and Exchange Commission.

Registration Rights:	The registration rights granted to KHRL in that certain commitment letter, dated June 26, 2014, by and between the Company and KHRL, shall apply to the shares of common stock issuable upon conversion of the Convertible Preferred Stock.

Schedule 2

Funding Dates

Draw Date No Earlier Than	Maximum Funding Amount
11/9/2018	$12 million
2/15/2019	$20 million
5/15/2019	$20 million
8/15/2019	$15 million
11/15/2019	$37 million
3/15/2020	$22 million

Annex B

AMENDED AND RESTATED

CERTIFICATE OF THE DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS

OF THE

SERIES F CONVERTIBLE PREFERRED STOCK

($0.01 PAR VALUE PER SHARE)

OF

EMPIRE RESORTS, INC.

A DELAWARE CORPORATION

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned officers of Empire Resorts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify:

1. The name of the Corporation is “Empire Resorts, Inc.”

2. The original Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on November 5, 2018 (the “Original Certificate”).

3. Pursuant to the authority conferred upon the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), this Amended and Restated Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (the “Amended and Restated Certificate”) hereby restates and amends the provisions of the Original Certificate.

4. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware. Prior to such filing, no shares of Series F Convertible Preferred Stock have been issued.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

1. DESIGNATIONS AND AMOUNT. One Thousand Five Hundred (1,500) shares of the Preferred Stock of the Corporation, $0.01 par value per share, shall constitute a class of Preferred Stock designated as “Series F Preferred Stock” (the “Series F Preferred Stock”). The Series F Preferred Stock shall be offered for sale at a purchase price of $100,000 per share and shall have a stated value of $100,000 per share (the “Stated Value”).

2. DIVIDENDS. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 5 herein, the holders of shares of Series F Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series F Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series F Preferred Stock, subject to and in accordance with Section 5 herein.

3. RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP, ETC. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), no distribution shall be made to the holders of Junior Securities (as defined in Section 6) unless, prior thereto, the holders of such shares of Series F Preferred Stock shall have received the Stated Value per share (the “Liquidation Value”), plus an amount equal to all declared, and accrued but unpaid dividends and distributions thereon to the date of such payment. For the avoidance of any doubt, a Change of Control Transaction (as defined in Section 4(b)(iii) herein) shall not be deemed a Liquidation.

4. RIGHT TO CONVERT.

(a) Conversion at Option of Holder. At any time and from time to time prior to December 31, 2038 (the “Maturity Date”), the Series F Preferred Stock is convertible in whole or in part, at the option of the holder of the Series F Preferred Stock, into shares (the “Conversion Shares”) of Common Stock upon surrender of the Series F Preferred Stock, at the office of the Corporation, accompanied by a written notice of conversion in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or its duly authorized attorney. The Series F Preferred Stock shall be convertible at any time into shares of Common Stock in such amount equal to (a) the Stated Value divided by $20.00 (the “Base Conversion Price”) (subject to the adjustments as provided for in Section 5 herein), multiplied by (b) the number of shares of Series F Preferred Stock being converted. In the event the Series F Preferred Stock is converted in part, the Corporation shall deliver a new certificate of like tenor in the amount equal to the remaining balance of the Series F Preferred Stock after giving effect to such partial conversion. Following any conversion of the Series F Preferred Stock, the holder of the Conversion Shares received in connection with such conversion shall be entitled to receive any dividends that were declared but unpaid at the time of such conversion if and to the extent that such holder would have been entitled to receive such dividend under Section 2 had the conversion not occurred.

(b) Mandatory Conversion.

(i) Unless the holder has given notice of conversion pursuant to Section 4(a) prior to the Maturity Date, each Series F Preferred Stock that is outstanding on the Maturity Date shall automatically be converted into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series F Preferred Stock by the volume-weighted average price for a share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NYNY <equity> AQR” for the ninety (90) consecutive Trading Days ending on the Trading Day immediately prior to the Maturity Date. As used herein, “Trading Day” means a day on which national stock exchanges are open for trading.

(ii) In the event of a Change of Control Transaction, each share of Series F Preferred Stock shall automatically be converted into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series F Preferred Stock by the per share consideration being offered to any holder of Common Stock in connection with any such Change of Control

Transaction. Following any such conversion, the holder of the Conversion Shares received in connection with such conversion shall be entitled to participate in such Change of Control Transaction and to receive the same per share consideration, in both amount and form, that any other holder of Common Stock is entitled to receive as a result of such Change of Control Transaction. The Corporation shall provide the holder of the Series F Preferred Stock with notice of any such proposed Change of Control Transaction prior to the record date (or effective date, as the case may be) for such transaction and such holder shall have the right to provide a written notice of conversion pursuant to Section 4(a) at any time prior to the record date (or effective date, as the case may be) relating to such Change of Control Transaction.

(iii) As used herein, “Change of Control Transaction” means the occurrence after the date hereof of:

(I) A tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Corporation, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the stockholders of the Corporation (as of the time immediately prior to the commencement of such offer), or (B) any employee benefit plan of the Corporation or its subsidiaries, and their affiliates;

(II) The Corporation shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the stockholders of the Corporation (as of the time immediately prior to such transaction); provided, that a merger or consolidation of the Corporation with another company which is controlled by persons owning more than 50% of the outstanding voting securities of the Corporation shall constitute a Change of Control Transaction unless the Board of Directors, in its discretion, determines otherwise, or (B) any employee benefit plan of the Corporation or its subsidiaries, and their affiliates; or

(III) A Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the stockholders of the Corporation (as of the time immediately prior to the first acquisition of such securities by such Person), or (B) any employee benefit plan of the Corporation or its subsidiaries, and their affiliates. As used herein, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Corporation or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation.

(c) Share Reserve. So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall reserve and keep available out of its duly authorized but unissued shares of Common Stock such number of Common Stock and other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock.

(d) Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Shareholder Approval, then the Corporation may not issue, upon conversion of the Series F Preferred Stock, a number of shares of Common Stock which, when aggregated with any Conversion Shares issued prior to such conversion date, would equal 20% or more of the common stock or 20% or more of the voting power of the Corporation outstanding immediately before the issuance (such number of shares, the “Issuable Maximum”). Until Shareholder Approval is obtained and in the event of a conversion that would otherwise exceed the Issuable Maximum, each holder of Series F Preferred Stock shall be entitled to a portion of the Issuable Maximum, determined at the time of any applicable conversion, equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series F Preferred Stock by (y) the aggregate Stated Value of all Series F Preferred Stock then-issued to all holders of Series F Preferred Stock. As used herein, “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to a “20% Issuance” (as defined by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity)).

5. CERTAIN ADJUSTMENTS; ADDITIONAL RIGHTS.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series F Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series F Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the applicable conversion price shall be (a) multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event or (b) as otherwise customarily calculated in accordance with any similar calculations previously agreed to by the parties consistent with their past practice. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b) Subsequent Rights Offerings. If at any time the Corporation grants, issues or sells any Common Stock or rights to purchase stock, warrants, securities or other property pro rata to all (or substantially all) of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each holder of Series F Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series F Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6. RANK. The Series F Preferred Stock shall rank, with respect to the rights, preferences and privileges, including but not limited to the distribution of assets, senior to all classes or series of equity securities of the Corporation (the “Junior Securities”) except the Series B Preferred Stock, par value $.01 per share, of the Corporation, which is and shall remain senior in all respects to the Series F Preferred Stock.

7. VOTING RIGHTS. The holders of Series F Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the By-laws of the Corporation and, subject to the restrictions contained in this Section 7, to vote on all matters submitted to the vote of the holders of Common Stock on an as-converted basis and not as a separate class, except as required by law. Each share of Series F Preferred Stock shall represent such number of votes as shall equal the number of shares of Common Stock into which such share is convertible at such time in accordance with the provisions of Section 4 hereof; provided, that, if at any given time, the total number of votes represented by the Series F Preferred Stock on an as-converted basis would exceed the Issuable Maximum, determined at any such time, then, at such relevant times, the votes represented by any given holder’s shares of Series F Preferred Stock shall equal a portion of the aggregate votes represented by the Issuable Maximum, determined at any such time, equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series F Preferred Stock by (y) the aggregate Stated Value of all Series F Preferred Stock then-issued to all holders of Series F Preferred Stock, unless and until Shareholder Approval has been obtained, at which time this proviso will no longer be in effect. Notwithstanding the foregoing, the Corporation shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series F Preferred Stock, voting together as a single class and without a separate vote of the holders of Common Stock, amend its Certificate of Incorporation, this Amended and Restated Certificate or the by-laws of the Corporation in any manner to increase or decrease the number of authorized shares of Common Stock or in any manner that would otherwise adversely affect the rights, preferences or privileges of the holders of the Series F Preferred Stock; and provided, further, that any such increase or decrease to the number of authorized shares of Common Stock referenced in the foregoing proviso shall be subject to the Corporation’s obligation to maintain sufficient authorized shares of Common Stock to meet any reasonably foreseeable event pursuant to which the then-outstanding shares of Series F Preferred Stock would be convertible pursuant to Section 4.

8. MISCELLANEOUS.

(a) Amendments in Writing. Except as otherwise provided herein, the provisions of the Series F Preferred Stock may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the holders representing at least a majority of the outstanding Series F Preferred Stock.

(b) Stamp or Transfer Tax. The Corporation will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of the Series F Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the holder of Series F Preferred Stock in respect of which such Common Stock is issued, and in such case the Corporation shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(c) Mutilated, Lost, Stolen or Destroyed Certificate. In case the Series F Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

*********************

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations, Preferences and Rights to be signed in its name and on its behalf on this 9th day of November, 2018 by a duly authorized officer of the Corporation.

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name:	Ryan Eller
Title:	President and Chief Executive Officer

Annex C

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2018, by and among Empire Resorts, Inc., a Delaware corporation (the “Company”), and Kien Huat Realty III Limited, a corporation organized in the Isle of Man (the “Purchaser”).

WHEREAS, the Company and the Purchaser entered into that certain amended and restated commitment letter agreement, dated as of November 9, 2018 (the “Commitment Letter”), pursuant to which the Purchaser agreed to make an aggregate financing commitment to the Company that would be funded in installments and subject to reduction from time to time in accordance therewith; and

WHEREAS, pursuant to the Commitment Letter and consistent with the installment schedule included therein, the Company desires to issue shares of its Series F Convertible Preferred Stock, par value $0.01 per share as set forth in Section 1.1 (the “Preferred Stock”), and the Purchaser desires to acquire such Preferred Stock and contribute to the capital of the Company the amount set forth in Section 1.1 hereof.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SUBSCRIPTION FOR PREFERRED STOCK

Section 1.1. Subscription for Preferred Stock. Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for 120 shares of the Preferred Stock (the Shares”) and agrees to pay to the Company cash on the date hereof, as the purchase price for the Preferred Stock, in the amount of $100,000 per share of Preferred Stock, in the aggregate amount of $12,000,000, and the Company agrees to sell such Shares to the Purchaser.

Section 1.2. Issuance of Shares. The Company shall issue to and register in the name of the Purchaser one (1) certificate evidencing the Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

Section 2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.2. Authority.

(a) The execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary action.

(b) This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 2.3. Title to Shares. Upon the issuance by the Company to the Purchaser of the Shares in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid, and non-assessable and free of preemptive rights, and will represent 100% of the issued and outstanding shares of the Preferred Stock (taking into account all previous issuances of Preferred Stock to Purchaser) and upon delivery by the Company to the Purchaser of such Shares in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as of the date hereof as follows:

Section 3.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Isle of Man.

Section 3.2. Authority and Execution.

(a) The Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance by the Purchaser of this Agreement have been duly authorized by all necessary action.

(b) This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3. Experience. The Purchaser has such knowledge and experience in financing and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed decision and has the capacity to protect its own interests.

Section 3.4. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Section 3.5. Investment; Access to Data. The Purchaser is acquiring the Shares for its own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has been supplied with all information it deems necessary to make an informed investment decision.

Section 3.6. Restrictions on Transfer.

(a) The Purchaser acknowledges and agrees that the Shares may not be offered for sale, sold or transferred except (a) pursuant to an effective registration statement under the Securities Act of

1933, as amended (the “Securities Act”) or in a transaction which is exempt from registration under the Securities Act or for which such registration is otherwise not required or (b) pursuant to an effective registration statement under any applicable securities laws of any state (the “State Acts”) or in a transaction which is exempt from registration under such State Acts or for which such registration otherwise is not required. Purchaser agrees that if any transfer of its Shares or any interest is proposed to be made, as a condition precedent to any such transfer, Purchaser may be required to deliver to the Company an opinion of counsel satisfactory to the Company.

(b) All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS COMPANY, IS AVAILABLE.”

(c) In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding capital stock without receipt of consideration, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any Shares subject to this Section 3 or into which such Shares thereby become convertible shall immediately be subject to this Section 3. Pursuant to Section 5 of the Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company, appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of shares of Preferred Stock subject to this Section 3.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 4.2. Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer upon any person or entity, other than the parties and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any provision herein contained.

Section 4.3. Successors, Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of each other party.

Section 4.4. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 4.5. Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, which need not contain the signatures of more than one party, but such counterparts taken together will constitute one and the same agreement. This Agreement may be executed and delivered by electronic transmission in portable document format and/or facsimile transmission or by such other method as the parties may mutually agree.

Section 4.6. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement for any other purpose.

Section 4.7. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not supersede any terms of the Commitment Letter, which shall continue to govern the KHRL Financing (as such term is defined in the Commitment Letter) and operate in full force and effect in accordance with its terms.

Section 4.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name:	Ryan Eller
Title:	President and Chief Executive Officer

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim Ewe Keng
Name:	Gerard Lim Ewe Keng
Title:	Authorized Signatory

[Signature Page to Subscription Agreement]